Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	July 23, 2007

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
SECOND QUARTER EARNINGS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $15.4 million for the period ended June 30, 2007, an increase of $729,000, or 5%, compared to the $14.7 million recorded in the first quarter of 2007 and a decrease of $2.2 million, or 12%, compared to the $17.6 million recorded in the second quarter of 2006. On a per share basis, net income for the second quarter of 2007 totaled $0.62 per diluted common share, an increase of $0.05 per diluted common share when compared to the first quarter of 2007 and a decrease of $0.07 per diluted common share, or 10%, when compared to the second quarter of 2006. The second quarter of 2006 included significantly higher levels of income recorded on gain on sales of premium finance receivables, fees from covered call options and trading income related to interest rate swap transactions. These three items added $3.4 million to net income, or $0.13 per diluted common share, in the second quarter of 2006. Excluding the change in the amounts recorded for these three items, net income in the second quarter of 2007 increased over the second quarter of 2006 by $788,000, or $0.05 per diluted common share.
     “The second quarter results reflect the steps we are taking to strengthen deposit pricing discipline, change our deposit mix, maintain expense control, and enhance and expand our commercial lending initiatives, all while continuing our commitment to Wintrust’s core credit underwriting standards,” commented Edward J. Wehmer, President and Chief Executive Officer. “Improved core net interest margin, continued strong credit quality ratios, a higher loan-to-deposit ratio and a lower level of reliance on customer accounts with only retail certificates of deposit all indicate that the steps we took at the beginning of 2007 to move our financial results back to acceptable levels are being realized.”

     Mr. Wehmer also noted, “We will not simply trade current earnings for long-term problems by abandoning our core credit underwriting standards. The impact on the balance sheet in the first half of 2007 reflects the strategies put in place and, as expected, they have temporarily curtailed our customary balance sheet growth trends. We anticipate balance sheet growth will resume during the second half of 2007 as we move into an asset driven position. Our focus will continue to be on multi-relationship accounts that build long-term franchise value. ”
     Mr. Wehmer added, “We continue to face a very extended difficult interest rate environment. We look forward to the competitive opportunities resulting from national and international consolidation that appears to be taking place in Chicago banking markets. New commercial lending initiatives, enhanced wealth management services and our mortgage banking platform allow us to compete directly for profitable customer relationships for customers who desire a local community bank. Getting our earnings and performance ratios back on track will continue to be our top priority.”
     The following table provides an analysis of reported net income less certain material income and expense items affecting comparability between periods.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2007	2007	2006	2007	2006
Net Income as Reported	$15,410	$14,681	$17,611	$30,091	$36,624

Less (actual after-tax impact shown):
Trading income (losses) – primarily interest rate swaps	3	(4)	2,053	(1)	5,418
Gain on sales of premium finance receivables	108	167	898	275	1,514
Fees from covered call options	274	270	423	544	1,540
Gain on sale of Wayne Hummer Growth Fund	—	—	—	—	1,494

	$15,025	$14,248	$14,237	$29,273	$26,658

     This analysis does not take into account fluctuations in normal business expenses that are variable in nature, such as incentive compensation components, variable pay tied to production in mortgage banking and wealth management activities or normal accounting adjustments to accurately reflect required accrual balances.

     Net income for the six months ended June 30, 2007 was $30.1 million, or $1.18 per diluted common share compared to $36.6 million, or $1.45 per diluted common share, in the first half of 2006. The first half of 2006 included significantly higher levels of income recorded on gain on sales of premium finance receivables, fees from covered call options, trading income related to interest rate swap transactions and the gain on sale of the Wayne Hummer Growth Fund. These four items added $10.0 million to net income, or $0.39 per diluted common share, in the first six months of 2006. Excluding the change in the amounts recorded for these four items, net income in the first six months of 2007 increased over the first six months of 2006 by $2.6 million, or $0.10 per diluted common share.
     Total assets rose to $9.35 billion at June 30, 2007, an increase of $176 million, or 2%, as compared to $9.17 billion at June 30, 2006. Total deposits as of June 30, 2007 were $7.55 billion, a decrease of $13 million as compared to $7.56 billion at June 30, 2006. Total loans grew to $6.72 billion as of June 30, 2007, an increase of $666 million, or 11%, over the $6.06 billion balance as of a year ago. Shareholders’ equity decreased to $720.6 million, or a book value of $29.82 per share, at June 30, 2007, compared to $721.8 million, or a book value of $28.17, per share at June 30, 2006.

     Wintrust’s key operating measures and growth rates for the second quarter of 2007 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
($ in thousands, except per share data)	2007	2007	2006	2007 (5)		2006
Net income	$15,410	$14,681	$17,611	5%		(12)%
Net income per common share – diluted	$0.62	$0.57	$0.69	9%		(10)%
Net revenue (1)	$86,105	$84,403	$85,535	2%		1%
Net interest income	$65,255	$64,670	$61,242	1%		7%
Net interest margin (4)	3.13%	3.10%	3.10%	3	bp	3	bp
Core net interest margin (2) (4)	3.40%	3.34%	3.32%	6	bp	8	bp
Net overhead ratio (3)	1.68%	1.72%	1.44%	(4	)bp	24	bp
Return on average assets	0.66%	0.63%	0.80%	3	bp	(14	)bp
Return on average equity	8.52%	7.94%	10.48%	58	bp	(196	)bp

At end of period
Total assets	$9,348,460	$9,414,604	$9,172,784	(3)%		2%
Total loans	$6,720,960	$6,545,906	$6,055,140	11%		11%
Total deposits	$7,549,562	$7,666,803	$7,562,621	(6)%		—%
Total equity	$720,628	$729,741	$721,803	(5)%		—%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting

Comparative Financial Results
Acquisitions
     On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which had five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at the date of acquisition. On November 13, 2006, Hinsbrook Bank’s locations in Willowbrook, Downers Grove and Darien became part of Hinsdale Bank & Trust Company, Hinsbrook Bank’s Glen Ellyn location became part of Wheaton Bank & Trust Company and Hinsbrook Bank’s Geneva location was renamed and became the charter for St. Charles Bank & Trust Company. The results of operations of HBI are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     On September 5, 2006, Wintrust redeemed all 1,242,000 shares of the 9.00% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust I at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 9.00% Junior Subordinated Debentures due 2028, all of which were held by the Wintrust Capital Trust I. The redemption was funded by the issuance of $50.0 million of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors on September 1, 2006, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust IX, a Delaware statutory trust (the “Trust”). The Capital Securities mature in September 2036, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Capital Securities, at a rate of 6.836% until the interest payment date on September 15, 2011, and thereafter at a rate equal to the three-month LIBOR rate plus 1.63%.

     In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.
     In April 2007, the Company’s Board of Directors approved the repurchase of up to 1,000,000 shares of the Company’s outstanding common stock over the following 12 months. This repurchase plan replaced the previous share repurchase plan that was announced in July 2006. As of June 30, 2007, a total of approximately 1.85 million shares had been repurchased at an average price of $45.74 per share.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust opened the following banking locations:
- Hoffman Estates, Illinois (Barrington Bank & Trust Company) – opened second quarter 2007

- Hartland, Wisconsin (Town Bank) – opened second quarter 2007

- Bloomingdale, Illinois (Advantage National Bank) – opened second quarter 2007

- Island Lake, Illinois (Libertyville Bank & Trust Company) – opened second quarter of 2007

- North Chicago, Illinois (Lake Forest Bank & Trust Company) – opened first quarter of 2007

- St. Charles, Illinois (St. Charles Bank & Trust Company) – opened fourth quarter of 2006
Financial Performance Overview
     For the second quarter of 2007, net interest income totaled $65.3 million, increasing $4.0 million, or 7%, compared to the second quarter of 2006. Average earning assets grew $512 million over the second quarter of 2006, a 6% increase. Average loans increased by $923 million while liquidity management assets decreased by $404 million over the past 12 months. Reflecting the Company’s response to the current interest rate environment, total average earning assets decreased by $74 million in the second quarter of 2007 compared to the first quarter of 2007. Higher yielding total average loans increased $153 million while lower yielding liquidity management assets decreased $227 million during the past quarter.
     The provision for credit losses totaled $2.5 million for the second quarter of 2007 compared to $1.7 million for the second quarter of 2006. The provision for credit losses in the second quarter of both 2007 and 2006 continues to reflect the Company’s trends in net charge-offs and credit quality levels.
     The net interest margin for the second quarter of 2007 was 3.13%, compared to 3.10% in both the second quarter of 2006 and the first quarter of 2007. Core net interest margin, which excludes both the impact of the company’s trust preferred securities and the common stock repurchases on the net interest margin, improved to 3.40% in the second quarter of 2007, compared to 3.32% in the second quarter of 2006 and 3.34% in the first quarter of 2007. The increase in the core net interest margin is directly attributable to the higher loan-to-deposit ratio and the shift in deposits away from higher cost retail certificates of deposit. This increase reflects the continued efforts on retail deposit pricing discipline in all of the Company’s banking markets and the focus on shifting the deposit mix towards a more balanced structure that depends less on retail certificates of deposit. The yield on earning assets increased two basis points and the rate on interest-bearing deposit decreased six basis points compared to the first quarter of 2007. Net interest income for the second quarter of 2007 totaled $65.2 million, an increase of $4.0 million, or 7%, as compared to the $61.2 million recorded in the same quarter of 2006 and an increase of $585,000, or 1%, as compared to the first quarter of 2007.
     The net interest margin for both the first half of 2007 and 2006 was 3.11%. The core net interest margin improved to 3.37% for the first half of 2007 compared to 3.32% for the first half of 2006. The improvement in the core net interest margin highlights the result of the actions taken in the first half of 2007 to improve the Company’s operating results. Net interest income for the first half of 2007 totaled $129.9 million, an increase of $11.5 million, or 10%, as compared to the $118.4 million recorded in the first half 2006.
     Non-interest income totaled $20.9 million in the second quarter of 2007, decreasing $3.4 million, or 14%, compared to the second quarter of 2006. The decrease was primarily attributable to the lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions and lower gain on sales of premium finance receivables. The trading income recognized on the interest rate swaps reflected the change in fair value of the swaps and the net cash settlement, as these swaps were previously determined not to qualify for hedge accounting. The Company recorded $621,000 in non-interest income from these three items in the second quarter of 2007, a decrease of $4.8 million, when compared to $5.5 million in the second quarter of 2006. Excluding these three items, non-interest income increased by $1.4 million over comparable amounts recorded in the second quarter of 2006. On a year-to-date basis, non-interest income totaled $40.6 million in 2007, compared to $53.0 million in 2006. In addition to the three items impacting the linked quarter comparisons, a $2.4 million gain on sale of the Wayne Hummer Growth Fund was recorded in the first quarter of

2006. Excluding these items, non-interest income for the first half of 2007 increased $2.3 million over the first half of 2006.
     Non-interest expense totaled $60.1 million in the second quarter of 2007, increasing $4.2 million, or 8%, over the second quarter of 2006. Salary and employee benefits expense increased $1.7 million, while occupancy costs increased $502,000, data processing costs increased $553,000, equipment costs increased $536,000 and the increase in FDIC insurance premiums added $572,000 additional expense. Total non-interest expense increased only $394,000 when compared to the first quarter of 2007. The incremental operating costs of the five new branch locations opened in 2007 caused this increase.
     Non-performing assets totaled $36.3 million, or 0.39% of total assets, at June 30, 2007, compared to $37.4 million, or 0.39% of total assets, at December 31, 2006 and $29.9 million, or 0.33% of total assets, at June 30, 2006. Annualized net charge-offs as a percentage of average loans for the second quarter of 2007 were ten basis points, up slightly from nine basis points in the second quarter of 2006. Annualized net charge-offs as a percentage of average loans for the first half of 2007 were nine basis points, down slightly from ten basis points in the first half of 2006. Non-performing assets at June 30, 2007, remain at levels that the Company believes make monitoring and collecting the non-performing assets manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Selected Financial Condition Data (at end of period):
Total assets	$9,348,460	$9,172,784
Total loans	6,720,960	6,055,140
Total deposits	7,549,562	7,562,621
Long-term debt – trust preferred securities	249,745	230,375
Total shareholders’ equity	720,628	721,803

Selected Statements of Income Data:
Net interest income	$65,255	$61,242	$129,925	$118,406
Net revenue (1)	86,105	85,535	170,508	171,424
Income before taxes	23,477	27,885	46,329	57,778
Net income	15,410	17,611	30,091	36,624
Net income per common share – Basic	0.64	0.71	1.22	1.50
Net income per common share – Diluted	0.62	0.69	1.18	1.45

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.13%	3.10%	3.11%	3.11%
Core net interest margin (2) (6)	3.40	3.32	3.37	3.32
Non-interest income to average assets	0.89	1.11	0.87	1.26
Non-interest expense to average assets	2.57	2.55	2.57	2.62
Net overhead ratio (3)	1.68	1.44	1.70	1.36
Efficiency ratio (4) (6)	69.29	65.01	69.79	64.08
Return on average assets	0.66	0.80	0.64	0.87
Return on average equity	8.52	10.48	8.23	11.26

Average total assets	$9,395,532	$8,785,381	$9,423,975	$8,504,293
Average total shareholders’ equity	725,465	673,757	737,490	655,948
Average loans to average deposits ratio	89.8%	82.1%	87.7%	80.9%

Common Share Data at end of period:
Market price per common share	$43.85	$50.85
Book value per common share	$29.82	$28.17
Common shares outstanding	24,163,280	25,619,231

Other Data at end of period:
Allowance for credit losses (5)	$47,849	$45,087
Non-performing assets	$36,326	$29,866
Allowance for credit losses to total loans (5)	0.71%	0.74%
Non-performing assets to total assets	0.39%	0.33%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	10
Banking offices	78	72

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	June 30,	December 31,	June 30,
(In thousands)	2007	2006	2006

Assets
Cash and due from banks	$153,209	$169,071	$164,396
Federal funds sold and securities purchased under resale agreements	15,092	136,221	106,588
Interest bearing deposits with banks	14,308	19,259	11,850
Available-for-sale securities, at fair value	1,515,223	1,839,716	1,952,433
Trading account securities	919	2,324	1,349
Brokerage customer receivables	23,842	24,040	31,293
Mortgage loans held-for-sale	135,543	148,331	112,955
Loans, net of unearned income	6,720,960	6,496,480	6,055,140
Less: Allowance for loan losses	47,392	46,055	44,596

Net loans	6,673,568	6,450,425	6,010,544
Premises and equipment, net	329,498	311,041	280,892
Accrued interest receivable and other assets	198,609	180,889	207,499
Goodwill	268,983	268,936	270,774
Other intangible assets	19,666	21,599	22,211

Total assets	$9,348,460	$9,571,852	$9,172,784

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$655,074	$699,203	$686,869
Interest bearing	6,894,488	7,170,037	6,875,752

Total deposits	7,549,562	7,869,240	7,562,621

Notes payable	50,550	12,750	30,000
Federal Home Loan Bank advances	403,203	325,531	379,649
Other borrowings	231,783	162,072	80,097
Subordinated notes	75,000	75,000	83,000
Long-term debt — trust preferred securities	249,745	249,828	230,375
Accrued interest payable and other liabilities	67,989	104,085	85,239

Total liabilities	8,627,832	8,798,506	8,450,981

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	26,012	25,802	25,619
Surplus	528,916	519,233	507,928
Treasury stock	(84,559)	(16,343)	—
Common stock warrants	649	681	697
Retained earnings	287,741	261,734	235,453
Accumulated other comprehensive loss	(38,131)	(17,761)	(47,894)

Total shareholders’ equity	720,628	773,346	721,803

Total liabilities and shareholders’ equity	$9,348,460	$9,571,852	$9,172,784

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2007	2006	2007	2006

Interest income
Interest and fees on loans	$131,279	$109,420	$259,144	$206,071
Interest bearing deposits with banks	223	141	488	265
Federal funds sold and securities purchased under resale agreements	435	434	3,261	1,954
Securities	20,434	24,561	41,319	46,092
Trading account securities	11	17	18	23
Brokerage customer receivables	506	543	965	1,008

Total interest income	152,888	135,116	305,195	255,413

Interest expense
Interest on deposits	73,735	62,069	149,625	116,351
Interest on Federal Home Loan Bank advances	4,400	3,714	8,529	6,994
Interest on notes payable and other borrowings	3,562	2,687	5,290	3,341
Interest on subordinated notes	1,273	1,056	2,568	1,857
Interest on long-term debt — trust preferred securities	4,663	4,348	9,258	8,464

Total interest expense	87,633	73,874	175,270	137,007

Net interest income	65,255	61,242	129,925	118,406
Provision for credit losses	2,490	1,743	4,297	3,279

Net interest income after provision for credit losses	62,765	59,499	125,628	115,127

Non-interest income
Wealth management	7,771	7,531	15,390	17,668
Mortgage banking	6,754	5,860	12,217	10,970
Service charges on deposit accounts	2,071	1,746	3,959	3,444
Gain on sales of premium finance receivables	175	1,451	444	2,446
Administrative services	1,048	1,204	2,061	2,358
Gains (losses) on available-for-sale securities, net	192	(95)	239	(15)
Other	2,839	6,596	6,273	16,147

Total non-interest income	20,850	24,293	40,583	53,018

Non-interest expense
Salaries and employee benefits	35,060	33,351	70,977	66,829
Equipment	3,829	3,293	7,419	6,467
Occupancy, net	5,347	4,845	10,782	9,513
Data processing	2,578	2,025	5,054	3,884
Advertising and marketing	1,513	1,249	2,591	2,369
Professional fees	1,685	1,682	3,288	3,118
Amortization of other intangible assets	964	823	1,933	1,566
Other	9,162	8,639	17,838	16,621

Total non-interest expense	60,138	55,907	119,882	110,367

Income before taxes	23,477	27,885	46,329	57,778
Income tax expense	8,067	10,274	16,238	21,154

Net income	$15,410	$17,611	$30,091	$36,624

Net income per common share – Basic	$0.64	$0.71	$1.22	$1.50

Net income per common share – Diluted	$0.62	$0.69	$1.18	$1.45

Cash dividends declared per common share	$—	$—	$0.16	$0.14

Weighted average common shares outstanding	24,154	24,729	24,589	24,395
Dilutive potential common shares	806	894	810	917

Average common shares and dilutive common shares	24,960	25,623	25,399	25,312

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because trust preferred securities are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2007	2006	2007	2006

(A) Interest income (GAAP)	$152,888	$135,116	$305,195	$255,413
Taxable-equivalent adjustment:
– Loans	273	105	403	235
– Liquidity management assets	607	261	1,100	542
– Other earning assets	4	6	5	7

Interest income – FTE	$153,772	$135,488	$306,703	$256,197
(B) Interest expense (GAAP)	87,633	73,874	175,270	137,007

Net interest income – FTE	$66,139	$61,614	$131,433	$119,190

(C) Net interest income (GAAP) (A minus B)	$65,255	$61,242	$129,925	$118,406
Net interest income – FTE	$66,139	$61,614	$131,433	$119,190
Add: Net interest expense on long-term debt – trust preferred securities and interest cost incurred for common stock repurchases (1)	5,821	4,238	10,908	8,232

Core net interest income – FTE (2)	$71,960	$65,852	$142,341	$127,422

(D) Net interest margin (GAAP)	3.08%	3.08%	3.07%	3.09%
Net interest margin – FTE	3.13%	3.10%	3.11%	3.11%
Core net interest margin — FTE (2)	3.40%	3.32%	3.37%	3.32%
(E) Efficiency ratio (GAAP)	70.00%	65.29%	70.41%	64.38%
Efficiency ratio – FTE	69.29%	65.01%	69.79%	64.08%

(1)	Interest expense from the long-term debt – trust preferred securities are net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2007	2006	2006	2006 (1)	2006
Balance:
Commercial and commercial real estate (3)	$4,186,308	$4,068,437	$3,798,303	5.8%	10.2%
Home equity	638,941	666,471	643,859	(8.3)	(0.8)
Residential real estate (3)	222,312	207,059	295,242	14.9	(24.7)
Premium finance receivables	1,306,321	1,165,846	935,635	24.3	39.6
Indirect consumer loans (2)	248,788	249,534	235,025	(0.6)	5.9
Tricom finance receivables	34,177	43,975	36,877	(44.9)	(7.3)
Other loans	84,113	95,158	110,199	(23.4)	(23.7)

Total loans, net of unearned income	$6,720,960	$6,496,480	$6,055,140	7.0%	11.0%

Mix:
Commercial and commercial real estate	62.3%	62.6%	62.7%
Home equity	9.5	10.3	10.6
Residential real estate	3.3	3.2	4.9
Premium finance receivables	19.4	17.9	15.5
Indirect consumer loans (2)	3.7	3.8	3.9
Tricom finance receivables	0.5	0.7	0.6
Other loans	1.3	1.5	1.8

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $78.6 million of loans originally reported as residential real-estate loans were reclassified in the fourth quarter of 2006 and are now included in commercial real-estate.
DEPOSITS

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2007	2006	2006	2006 (1)	2006
Balance:
Non-interest bearing	$655,074	$699,203	$686,869	(12.7)%	(4.6)%
NOW	964,714	844,875	799,685	28.6	20.6
Wealth Management deposits (2)	515,223	529,730	436,196	(5.5)	18.1
Money market	704,534	690,938	676,352	4.0	4.2
Savings	302,000	304,362	318,694	(1.6)	(5.2)
Time certificates of deposit	4,408,017	4,800,132	4,644,825	(16.5)	(5.1)

Total deposits	$7,549,562	$7,869,240	$7,562,621	(8.2)%	(0.2)%

Mix:
Non-interest bearing	8.7%	8.9%	9.1%
NOW	12.8	10.7	10.6
Wealth Management deposits (2)	6.8	6.7	5.8
Money market	9.3	8.8	8.9
Savings	4.0	3.9	4.2
Time certificates of deposit	58.4	61.0	61.4

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2007 compared to the second quarter of 2006 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2007			June 30, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,686,596	$21,699	5.16%	$2,090,691	$25,397	4.87%
Other earning assets (2) (3) (8)	25,791	521	8.10	32,304	566	7.02
Loans, net of unearned income (2) (4) (8)	6,772,512	131,552	7.79	5,849,916	109,525	7.51

Total earning assets (8)	$8,484,899	$153,772	7.27%	$7,972,911	$135,488	6.82%

Allowance for loan losses	(47,982)			(43,137)
Cash and due from banks	132,216			123,842
Other assets	826,399			731,765

Total assets	$9,395,532			$8,785,381

Interest-bearing deposits	$6,896,118	$73,735	4.29%	$6,494,473	$62,069	3.83%
Federal Home Loan Bank advances	400,918	4,400	4.40	371,369	3,714	4.01
Notes payable and other borrowings	322,811	3,562	4.42	233,430	2,687	4.62
Subordinated notes	75,000	1,273	6.72	61,242	1,056	6.82
Long-term debt – trust preferred securities	249,760	4,663	7.39	230,389	4,348	7.47

Total interest-bearing liabilities	$7,944,607	$87,633	4.42%	$7,390,903	$73,874	4.01%

Non-interest bearing deposits	646,278			633,500
Other liabilities	79,182			87,221
Equity	725,465			673,757

Total liabilities and shareholders’ equity	$9,395,532			$8,785,381

Interest rate spread (5) (8)			2.85%			2.81%
Net free funds/contribution (6)	$540,292		0.28	$582,008		0.29

Net interest income/Net interest margin (8)		$66,139	3.13%		$61,614	3.10%

Core net interest margin (7) (8)			3.40%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2007 and 2006 were $884,000 and $372,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2007 totaled $66.1 million, an increase of $4.5 million, or 7%, as compared to the $61.6 million recorded in the same quarter of 2006. Average loans in the second quarter of 2007 increased $923 million, or 16%, over the second quarter of 2006.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2007, the net interest margin was 3.13%, an increase of three basis points when compared to the second quarter of 2006. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt - Trust Preferred Securities and the interest expense related to the common stock repurchases, was 3.40% for the second quarter of 2007 and 3.32% for the second quarter of 2006.
The net interest margin increased three basis points in the second quarter of 2007 compared to the second quarter of 2006 as the yield on earning assets increased by 45 basis points, the rate paid on interest-bearing liabilities increased by 41 basis points and the contribution from net free funds decreased by one basis point. The earning asset yield improvement in the second quarter of 2007 compared to the second quarter of 2006 was attributable to a 28 basis point increase in the yield on loans and a 29 basis point increase in the yield on liquidity management assets. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank in 2006 offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 41 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition.
The yield on total earning assets for the second quarter of 2007 was 7.27% as compared to 6.82% in the second quarter of 2006. The increase of 45 basis points from the second quarter of 2006 resulted primarily from the rising interest rate environment in the first half of 2006 offset by the effects of an inverted yield curve and highly competitive pricing in all lending areas. The second quarter 2007 yield on loans was 7.79%, a 28 basis point increase when compared to the prior year second quarter yield of 7.51%. The average loan-to-average deposit ratio increased to 89.8% in the second quarter of 2007 from 82.1% in the second quarter of 2006. The increase in this ratio in the second quarter of 2007 compared to the second quarter of 2006 is primarily a result of the Company suspending the sale of premium finance receivables to an unaffiliated bank after the second quarter of 2006 and, accordingly, retaining these assets on the balance sheet.
The rate paid on interest-bearing liabilities increased to 4.42% in the second quarter of 2007 as compared to 4.01% in the second quarter of 2006. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 5.29% in the second quarter of 2007 compared to 5.25% in the second quarter of 2006. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The cost of interest-bearing deposits increased in the second quarter of 2007 to 4.29% compared to 3.83% in the second quarter of 2006. The rising rate environment, in the first six months of 2006, coupled with competitive pricing pressures in all markets, have driven up the cost of retail deposits. The inverted yield curve continues to put upward pricing pressure on short-term certificates of deposit and non-maturity deposits as customers choose not to renew their retail certificates of deposit at the lower rates on longer maturities.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2007 compared to the first quarter of 2007 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2007			March 31, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,686,596	$21,699	5.16%	$1,913,693	$24,469	5.19%
Other earning assets (2) (3) (8)	25,791	521	8.10	25,392	467	7.47
Loans, net of unearned income (2) (4) (8)	6,772,512	131,552	7.79	6,619,361	127,995	7.84

Total earning assets (8)	$8,484,899	$153,772	7.27%	$8,558,446	$152,931	7.25%

Allowance for loan losses	(47,982)			(47,514)
Cash and due from banks	132,216			131,699
Other assets	826,399			811,144

Total assets	$9,395,532			$9,453,775

Interest-bearing deposits	$6,896,118	$73,735	4.29%	$7,081,407	$75,890	4.35%
Federal Home Loan Bank advances	400,918	4,400	4.40	385,904	4,129	4.34
Notes payable and other borrowings	322,811	3,562	4.42	184,313	1,728	3.80
Subordinated notes	75,000	1,273	6.72	75,000	1,295	6.91
Long-term debt – trust preferred securities	249,760	4,663	7.39	249,801	4,595	7.36

Total interest-bearing liabilities	$7,944,607	$87,633	4.42%	$7,976,425	$87,637	4.45%

Non-interest bearing deposits	646,278			644,543
Other liabilities	79,182			83,215
Equity	725,465			749,592

Total liabilities and shareholders’ equity	$9,395,532			$9,453,775

Interest rate spread (5) (8)			2.85%			2.80%
Net free funds/contribution (6)	$540,292		0.28	$582,021		0.30

Net interest income/Net interest margin (8)		$66,139	3.13%		$65,294	3.10%

Core net interest margin (7) (8)			3.40%			3.34%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2007 was $884,000 and for the three months ended March 31, 2007 was $624,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Tax-equivalent net interest income for the quarter ended June 30, 2007 totaled $66.1 million, an increase of $845,000, or 1%, as compared to the $65.3 million recorded in the first quarter of 2007. Average loans in the second quarter of 2007 increased $153 million, or 2%, over the first quarter of 2007. Average liquidity management assets decreased $227 million during the same time period.

For the second quarter of 2007, the net interest margin was 3.13%, up three basis points from the first quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to the repurchase of treasury stock, was 3.40% for the second quarter of 2007 compared to 3.34% for the first quarter of 2007. The six basis point improvement in the core net interest margin reflects the growth in higher yielding loan balances, the runoff of the lower yielding liquidity management assets and the pricing and renewal discipline on retail certificates of deposit.
The net interest margin increase of three basis points in the second quarter of 2007 compared to the first quarter of 2007 occurred as the yield on earning assets increased by two basis points, the rate paid on interest-bearing liabilities decreased by three basis points and the contribution from net free funds decreased by two basis points. The lower contribution from net free funds is attributable to the lower levels of shareholders’ equity as a result of the common stock repurchase programs. The earning asset yield improvement in the second quarter of 2007 compared to the first quarter of 2006 was primarily attributable to a shift in the mix of earning assets towards higher yielding loans and away from lower yielding shorter-term liquidity management assets in the first quarter of 2007. The interest-bearing liability rate decrease of three basis points was due to lower costs of retail deposits as higher rate longer-term certificates of deposit mature and shift into non-maturity interest-bearing deposits. The managed run-off of customer accounts with only retail certificates of deposit has decreased the balance of shorter-term liquidity management assets in order to fund loan growth.
The yield on total earning assets for the second quarter of 2007 was 7.27% as compared to 7.25% in the first quarter of 2007. The second quarter 2007 yield on loans was 7.79%, a five basis point decrease when compared to the first quarter yield of 7.84%. The average loan-to-average deposit ratio increased to 89.8% in the second quarter of 2007 from 85.7% in the first quarter of 2007. The increase in this ratio in the second quarter of 2007 continues to reflect the Company’s decision to suspend the sale of premium finance receivables to an unaffiliated bank, and accordingly, retain these assets on its balance sheet. The pricing and renewal discipline the Company has put in place on maturing fixed rate retail certificates of deposit has also contributed to an increase in the average loan-to-deposit ratio.
The rate paid on interest-bearing deposits decreased to 4.29% in the second quarter of 2007 as compared to 4.35% in the first quarter of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, was 5.29% in both the second quarter of 2007 and the first quarter of 2007.
The cost of retail deposits decreased in the second quarter of 2007 compared to the first quarter of 2007. Competitive pricing pressures remain in all markets while wholesale funding costs remained relatively stable. In the second quarter of 2007, when compared to the first quarter of 2007, the rate on non-maturity interest-bearing deposits (savings, NOW and MMA) increased one basis point and the rate on retail certificates of deposit decreased seven basis points. The inverted yield curve continues to put upward pricing pressure on maturing short-term certificates of deposit and non-maturity deposits as customers choose not to renew their retail certificates of deposit at the lower rates on longer maturities. Higher rates are also being offered on NOW and money market products to retain those maturing certificates of deposit that are part of multiple product banking relationships.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2007 compared to the six months ended June 30, 2006:

	Six Months Ended			Six Months Ended
	June 30, 2007			June 30, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,799,433	$46,168	5.17%	$2,075,572	$48,853	4.75%
Other earning assets (2) (3) (8)	25,593	988	7.79	32,062	1,038	6.53
Loans, net of unearned income (2) (4) (8)	6,696,689	259,547	7.82	5,630,511	206,306	7.39

Total earning assets (8)	$8,521,715	$306,703	7.26%	$7,738,145	$256,197	6.68%

Allowance for loan losses	(47,729)			(42,421)
Cash and due from banks	131,834			125,661
Other assets	818,155			682,908

Total assets	$9,423,975			$8,504,293

Interest-bearing deposits	$6,987,838	$149,625	4.32%	$6,348,873	$116,351	3.70%
Federal Home Loan Bank advances	393,453	8,529	4.37	364,043	6,994	3.87
Notes payable and other borrowings	253,944	5,290	4.20	159,822	3,341	4.21
Subordinated notes	75,000	2,568	6.81	55,652	1,857	6.64
Long-term debt – trust preferred securities	249,781	9,258	7.37	230,410	8,464	7.31

Total interest-bearing liabilities	$7,960,016	$175,270	4.44%	$7,158,800	$137,007	3.86%

Non-interest bearing deposits	645,206			614,136
Other liabilities	81,263			75,409
Equity	737,490			655,948

Total liabilities and shareholders’ equity	$9,423,975			$8,504,293

Interest rate spread (5) (8)			2.82%			2.82%
Net free funds/contribution (6)	$561,699		0.29	$579,345		0.29

Net interest income/Net interest margin (8)		$131,433	3.11%		$119,190	3.11%

Core net interest margin (7) (8)			3.37%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2007 and 2006 were $1.508 million and $784,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the six months ended June 30, 2007 totaled $131.4 million, an increase of $12.2 million, or 10%, as compared to the $119.2 million recorded in the same period of 2006. The year-to-date net interest margin of 3.11% remained unchanged from the prior year. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to common stock repurchases, was 3.37% for the first half of 2007 compared to 3.32% for the first half of 2006.

NON-INTEREST INCOME
For the second quarter of 2007, non-interest income totaled $20.9 million and decreased $3.4 million compared to the second quarter of 2006. The decrease was primarily attributable to lower levels of trading income recognized on interest rate swaps and lower gain on sales of premium finance receivables.
The following table presents non-interest income by category for the three months ended June 30, 2007 and 2006:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$5,084	$5,086	(2)	—
Trust and asset management	2,687	2,445	242	9.9

Total wealth management	7,771	7,531	240	3.2

Mortgage banking	6,754	5,860	894	15.2
Service charges on deposit accounts	2,071	1,746	325	18.6
Gain on sales of premium finance receivables	175	1,451	(1,276)	(87.9)
Administrative services	1,048	1,204	(156)	(12.9)
Gains (losses) on available-for-sale securities, net	192	(95)	287	(302.3)
Other:
Fees from covered call options	443	684	(241)	(35.2)
Trading income – net cash settlement of swaps	—	709	(709)	(100.0)
Trading income – change in fair market value	3	2,609	(2,606)	(99.9)
Bank Owned Life Insurance	992	676	316	46.6
Miscellaneous	1,401	1,918	(517)	(27.0)

Total other	2,839	6,596	(3,757)	(57.0)

Total non-interest income	$20,850	$24,293	(3,443)	(14.2)

Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.8 million in the second quarter of 2007, a $240,000 increase from the $7.5 million recorded in the second quarter of 2006. Wealth management revenue recorded in the second quarter of 2007 represents the highest level since the second quarter of 2005 (excluding the first quarter of 2006 in which a $2.4 million gain was recognized on the sale of the Wayne Hummer Growth Fund) and a $152,000 increase over the first quarter of 2007. The Company anticipates continued growth of the wealth management platform throughout its banking locations.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended June 30, 2007, this revenue source totaled $6.8 million, an increase of $894,000 when compared to the second quarter of 2006. Growth of this component is impacted by the interest rate environment and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may continue to hamper mortgage banking production growth.
Service charges on deposit accounts totaled $2.1 million for the second quarter of 2007, an increase of $325,000, or 19%, when compared to the same quarter of 2006. This increase was primarily due to the impact of the HBI acquisition in 2006 and the overall larger household account base. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust did not sell premium finance receivables to an unrelated third party financial institution in the second quarter of 2007. However, as a result of the clean-up calls of previous sales, a net gain of $175,000 was recognized in the second quarter of 2007. This compares to $1.5 million of recognized gains in the second quarter of 2006 on sales of $203 million of receivables. It is likely that sales of these receivables may not occur in future quarters as the Company now desires to maintain these earning assets on its balance sheet.
The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the second quarter of 2007 and $1.2 million in the second quarter of 2006. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the second quarter of 2007 totaled $2.8 million compared to $6.6 million in the second quarter of 2006. The largest components of the decrease in other income were the decreases in income recognized on certain interest rate swaps and the trading account assets of its broker-dealers and the decrease in fees from covered call option transactions. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. This component decreased $3.3 million in the second quarter of 2007 compared to a year ago. Fees from certain covered call option transactions totaled $443,000 in the second quarter of 2007 compared to $684,000 in the same period of 2006. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. However, the interest rate environment in the second quarter of 2007 was not conducive to entering into any material level of covered call option transactions.
For the six months ended June 30, 2007, non-interest income totaled $40.6 million and decreased $12.4 million compared to the same period in 2006. The decrease was primarily attributable to the lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions, lower gain on sales of premium finance receivables and the gain recognized on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006.
The following table presents non-interest income by category for the six months ended June 30, 2007 and 2006:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$10,155	$10,261	(106)	(1.0)
Trust and asset management	5,235	7,407	(2,172)	(29.3)

Total wealth management	15,390	17,668	(2,278)	(12.9)

Mortgage banking	12,217	10,970	1,247	11.4
Service charges on deposit accounts	3,959	3,444	515	14.9
Gain on sales of premium finance receivables	444	2,446	(2,002)	(81.8)
Administrative services	2,061	2,358	(297)	(12.6)
Gains (losses) on available-for-sale securities, net	239	(15)	254	NM
Other:
Fees from covered call options	879	2,489	(1,610)	(64.7)
Trading income – net cash settlement of swaps	—	1,231	(1,231)	(100.0)
Trading income (loss) – change in fair market value	(3)	7,524	(7,527)	(100.0)
Bank Owned Life Insurance	1,801	1,306	495	37.9
Miscellaneous	3,596	3,597	(1)	(0.0)

Total other	6,273	16,147	(9,874)	(61.2)

Total non-interest income	$40,583	$53,018	(12,435)	(23.5)

NM = Not Meaningful
Wealth management totaled $15.4 million in the first half of 2007, a $2.3 million decrease from the $17.7 million recorded in the first half of 2006. Excluding the impact of the sale of the Wayne Hummer Growth Fund in the first quarter of 2006, total wealth management revenue increased by $136,000 in the first half of 2007 compared to the first half of 2006
For the first six months of 2007, mortgage banking revenue totaled $12.2 million, an increase of $1.2 million when compared to the first six months of 2006. Growth of this component is impacted by the interest rate environment and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may continue to hamper mortgage banking production growth.
Service charges on deposit accounts totaled $4.0 million for the first half of 2007, an increase of $515,000, or 15%, when compared to the same period of 2006. This increase was primarily due to the impact of the HBI acquisition in 2006 and the overall larger household account base. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust did not sell premium finance receivables to an unrelated third party financial institution in the first half of 2007. However, as a result of the clean-up calls of previous sales, a net gain of $444,000 was recognized in the first six months of 2007. This compares to $2.4 million of recognized gains in the first six months of 2006 on sales of $303 million of receivables. It is likely that sales of these receivables may not occur in future quarters as the Company now desires to maintain these earning assets on its balance sheet.
The administrative services revenue contributed by Tricom added $2.1 million to total non-interest income in the first half of 2007 and $2.4 million in the first half of 2006. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the first six months of 2007 totaled $6.3 million compared to $16.1 million in the first six months of 2006. The largest components of the decrease in other income were the decreases in income recognized on certain interest rate swaps and the trading account assets of its broker-dealers and the decrease in fees from covered call option transactions. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. This component decreased $8.8 million in the first half of 2007 compared to a year ago. Fees from certain covered call option transactions totaled $879,000 in the first half of 2007 compared to $2.5 million in the same period of 2006. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. However, the interest rate environment in the first half of 2007 was not conducive to entering into any material level of covered call option transactions.

NON-INTEREST EXPENSE
Non-interest expense for the second quarter of 2007 totaled $60.1 million and increased approximately $4.2 million, or 8%, from the second quarter 2006 total of $55.9 million. All categories of non-interest expense increased as a result of the HBI acquisition in 2006 and the new branch locations opened in the past 12 months. Wintrust added or expanded six locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended June 30, 2007 and 2006:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$35,060	$33,351	1,709	5.1
Equipment	3,829	3,293	536	16.3
Occupancy, net	5,347	4,845	502	10.4
Data processing	2,578	2,025	553	27.3
Advertising and marketing	1,513	1,249	264	21.1
Professional fees	1,685	1,682	3	0.2
Amortization of other intangible assets	964	823	141	17.2
Other:
Commissions – 3rd party brokers	999	999	—	—
Postage	974	992	(18)	(1.9)
Stationery and supplies	798	789	9	1.0
Miscellaneous	6,391	5,859	532	9.1

Total other	9,162	8,639	523	6.1

Total non-interest expense	$60,138	$55,907	4,231	7.6

Salary and employee benefits expense increased $1.7 million, comprised primarily of base compensation increasing year-over-year and the impact of the HBI acquisition. No single other salary component or benefit category increased materially in the second quarter of 2007 when compared to the second quarter of 2006.
Equipment and occupancy expense both have been directly impacted by the additional and expanded banking locations in the past 12 months. In the second quarter of 2007 equipment cost increased $536,000, or 16%, while occupancy cost increased $502,000, or 10%, over the second quarter of 2006 as a result of the Company’s continued banking expansion.
Total other expenses increased $523,000 in the second quarter of 2007 compared to the second quarter of 2006. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. The largest single component that increased by a substantial amount was FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007, increasing $572,000 over the second quarter of 2006. Excluding the increase in FDIC insurance, this category decreased by $49,000.
Total non-interest expense on a sequential quarter basis (when compared to the first quarter of 2007) increased by $394,000, or 1%. Adjusting for an $182,000 increase in FDIC insurance and the incremental costs related to the five new branch locations opened in 2007, total non-interest expense would have decreased in the second quarter of 2007 compared to the first quarter of 2007. This is a direct reflection of the efforts being made to maintain expense control throughout the Company.

The following table presents non-interest expense by category for the six months ended June 30, 2007 and 2006:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$70,977	$66,829	4,148	6.2
Equipment	7,419	6,467	952	14.7
Occupancy, net	10,782	9,513	1,269	13.3
Data processing	5,054	3,884	1,170	30.1
Advertising and marketing	2,591	2,369	222	9.4
Professional fees	3,288	3,118	170	5.5
Amortization of other intangible assets	1,933	1,566	367	23.4
Other:
Commissions – 3rd party brokers	2,025	2,091	(66)	(3.2)
Postage	1,819	1,878	(59)	(3.2)
Stationery and supplies	1,569	1,578	(9)	(0.6)
Miscellaneous	12,425	11,074	1,351	12.2

Total other	17,838	16,621	1,217	7.3

Total non-interest expense	$119,882	$110,367	9,515	8.6

Non-interest expense for the first six months of 2007 totaled $119.9 million and increased approximately $9.5 million, or 9%, from the first six months of 2006 total of $110.4 million. All categories of non-interest expense increased as a result of the HBI acquisition in 2006 and the new branch locations opened in the past 12 months. Wintrust added or expanded six locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2007	2006	2007	2006
Allowance for loan losses at beginning of period	$46,526	$40,367	$46,055	$40,283
Provision for credit losses	2,490	1,743	4,297	3,279
Allowance acquired in business combinations	—	3,852	—	3,852

Charge-offs:
Commercial and commercial real estate loans	1,743	967	2,690	2,077
Home equity loans	82	—	133	22
Residential real estate loans	147	5	147	32
Consumer and other loans	165	79	398	190
Premium finance receivables	610	577	1,135	1,023
Indirect consumer loans	181	95	280	172
Tricom finance receivables	25	—	50	—

Total charge-offs	2,953	1,723	4,833	3,516

Recoveries:
Commercial and commercial real estate loans	1,073	117	1,416	237
Home equity loans	42	22	60	22
Residential real estate loans	—	—	—	—
Consumer and other loans	34	58	63	83
Premium finance receivables	133	136	251	273
Indirect consumer loans	44	24	80	83
Tricom finance receivables	3	—	3	—

Total recoveries	1,329	357	1,873	698

Net charge-offs	(1,624)	(1,366)	(2,960)	(2,818)

Allowance for loan losses at period end	$47,392	$44,596	$47,392	$44,596

Allowance for unfunded loan commitments at period end	$457	$491	$457	$491

Allowance for credit losses at period end	$47,849	$45,087	$47,849	$45,087

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.07%	0.10%	0.06%	0.11%
Home equity loans	0.02	(0.01)	0.02	—
Residential real estate loans	0.16	0.01	0.09	0.02
Consumer and other loans	0.60	0.09	0.74	0.24
Premium finance receivables	0.15	0.18	0.14	0.16
Indirect consumer loans	0.22	0.13	0.16	0.08
Tricom finance receivables	0.27	—	0.27	—

Total loans, net of unearned income	0.10%	0.09%	0.09%	0.10%

Net charge-offs as a percentage of the provision for loan losses	65.25%	78.37%	68.91%	85.94%

Loans at period-end			$6,720,960	$6,055,140
Allowance for loan losses as a percentage of loans at period-end			0.71%	0.74%
Allowance for credit losses as a percentage of loans at period-end			0.71%	0.74%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	June 30,	December 31,	June 30,
(Dollars in thousands)	2007	2006	2006
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$755	$308	$505
Commercial, consumer and other	279	8,454	4,399
Premium finance receivables	5,162	4,306	3,024
Indirect consumer loans	176	297	113
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	6,372	13,365	8,041

Non-accrual loans:
Residential real estate and home equity	5,712	1,738	1,326
Commercial, consumer and other	12,558	12,959	11,586
Premium finance receivables	9,406	8,112	6,180
Indirect consumer loans	500	376	214
Tricom finance receivables	274	324	—

Total non-accrual	28,450	23,509	19,306

Total non-performing loans:
Residential real estate and home equity	6,467	2,046	1,831
Commercial, consumer and other	12,837	21,413	15,985
Premium finance receivables	14,568	12,418	9,204
Indirect consumer loans	676	673	327
Tricom finance receivables	274	324	—

Total non-performing loans	34,822	36,874	27,347

Other real estate owned	1,504	572	2,519

Total non-performing assets	$36,326	$37,446	$29,866

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.75%	0.23%	0.19%
Commercial, consumer and other	0.30	0.51	0.41
Premium finance receivables	1.12	1.07	0.98
Indirect consumer loans	0.27	0.27	0.14
Tricom finance receivables	0.80	0.74	—

Total non-performing loans	0.52%	0.57%	0.45%

Total non-performing assets as a percentage of total assets	0.39%	0.39%	0.33%

Allowance for loan losses as a percentage of non-performing loans	136.10%	124.90%	163.08%

The provision for credit losses totaled $2.5 million for the second quarter of 2007 and $1.7 million for the second quarter of 2006. For the quarter ended June 30, 2007, net charge-offs totaled $1.6 million, an increase from the $1.4 million of net charge-offs recorded in the same period of 2006. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.10% in the second quarter of 2007 and 0.09% in the second quarter of 2006. On a year-to-date basis, the provision for credit losses totaled $4.3 million for the first half of 2007 and $3.3 million for the first six months of 2006. Net charge-offs totaled $3.0 million for the first half of 2007, an increase from the $2.8 million of net charge-offs recorded in the same period of 2006. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.09% in the first six months of 2007 and 0.10% in the first six months of 2006.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $6.5 million as of June 30, 2007. The balance increased $4.4 million from December 31, 2006 and increased $4.6 million from June 30, 2006. This category of non-performing loans consists of 21 individual credits representing eight home equity loans and 13 residential real estate loans. The average balance of loans in this category is approximately $308,000. On average, this is less than one residential real estate loan and one home equity loan per chartered bank within the Company and the control and collection of these loans is very manageable. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $12.8 million as of June 30, 2007. The balance in this category decreased $8.6 million from December 31, 2006 and decreased $3.1 million from June 30, 2006. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of June 30, 2007 and 2006, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	June 30, 2007	June 30, 2006
Non-performing premium finance receivables	$14,568	$9,204
- as a percent of premium finance receivables outstanding	1.12%	0.98%

Net charge-offs of premium finance receivables	$477	$441
- annualized as a percent of average premium finance receivables	0.15%	0.18%

As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $676,000 at June 30, 2007, compared to $673,000 at December 31, 2006 and $327,000 at June 30, 2006. The ratio of these non-performing loans to total indirect consumer loans was 0.27% at June 30, 2007 compared to 0.27% at December 31, 2006 and 0.14% at June 30, 2006. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.22% for the quarter ended June 30, 2007 compared to 0.13% in the same period in 2006. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of June 30, 2007, Wintrust operated a total of 78 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The unique collection and delinquency risks associated with premium finance receivables.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Monday, July 23, 2007, regarding first quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #6327235. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, Second Quarter 2007 Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on July 23, 2007 and will run through 10:59 p.m. (Central Daylight Time) August 7, 2007, by calling (800) 642-1687 and entering Conference ID #6327235. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 6:00 a.m. (Central Daylight Time) on July 23, 2007.
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